Exhibit 99.1

KODIAK ENERGY, INC. APPOINTMENT OF WILLIAM TIGHE AS CHIEF EXECUTIVE OFFICER

DECEMBER 3, 2007

CALGARY, ALBERTA -- (MARKET WIRE) -- 12/03/07 -- Kodiak Energy, Inc. (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce the appointment of William Tighe as Chief Executive Officer (CEO).

Mark Hlady has resigned as CEO but will remain as Chairman of the Board of Directors and will continue to be actively involved.  Mark Hlady says “I have been pleased with the success of the Company to date and the Management assembled by Mr. Tighe.  I expect continued success of the Company as it moves into the Development Stages in the next year.”

William Tighe stated “The Company’s position with large land blocks, the recently completed financing and a very capable management and technical team with which to execute our exploration and development programs - will result in the largest exploration and development activity in the Company’s history.”

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and Development Company focused on creating a portfolio of North American assets that offer not only immediate production and cash flow but growth through exploration. The Company has lease holdings in Montana, South eastern Alberta, North eastern Alberta and high impact prospects located in the central Mackenzie River Valley ("Little Chicago prospect") of the Northwest Territories ("NWT") in Canada, and the Tucumcari Basin area in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission ("SEC"). The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com